ADVISORY FEE WAIVER AGREEMENT

This ADVISORY FEE WAIVER AGREEMENT (the “Agreement”) is dated as of January 13, 2025, by and between SUNAMERICA ASSET MANAGEMENT, LLC, a Delaware limited liability company (the “Adviser”), and SUNAMERICA SERIES TRUST, a Massachusetts business trust (the “Trust”).

WITNESSETH:

WHEREAS, the Adviser and the Trust are parties to that certain Investment Advisory and Management Agreement, dated January 13, 2025 (as amended, restated or otherwise modified from time to time, the “Advisory Agreement”), pursuant to which the Adviser serves as the investment adviser to the SA Franklin Small Company Value Portfolio (the “Portfolio”), a series of the Trust; and

WHEREAS, the Trust, on behalf of the Portfolio, pays the Adviser, as compensation for services provided to the Portfolio, an advisory fee at the annual rate set forth in the Advisory Agreement (the “Advisory Fee”); and

WHEREAS, the Adviser and the Trust are parties to the Master Advisory Fee Waiver Agreement, dated January 13, 2025 (as amended, restated or otherwise modified from time to time, the “Contractual Advisory Fee Waiver Agreement”), pursuant to which the Adviser has contractually agreed to waive a portion of its Advisory Fee under the Advisory Agreement with respect to the Portfolio as set forth in the Contractual Advisory Fee Waiver Agreement (the “Contractual Advisory Fee Waiver”); and

WHEREAS, the Adviser has entered into a Subadvisory Agreement with Franklin Mutual Advisers, LLC (the “Subadviser”), dated January 13, 2025 (as amended, restated or otherwise modified from time to time, the “Subadvisory Agreement”), pursuant to which the Subadviser provides subadvisory services to the Portfolio; and

WHEREAS, the Adviser pays the Subadviser, as compensation for services provided to the Portfolio, a subadvisory fee at the annual rate set forth in the Subadvisory Agreement (the “Subadvisory Fee”); and

WHEREAS, the Adviser has entered into a Subadvisory Fee Waiver Agreement with the Subadviser, dated January 13, 2025 (as amended, restated or otherwise modified from time to time, the “Voluntary Subadvisory Fee Waiver Agreement”), pursuant to which the Subadviser has voluntarily agreed to waive a portion of its Subadvisory Fee under the Subadvisory Agreement with respect to the Portfolio as set forth in the Voluntary Subadvisory Fee Waiver Agreement (the “Franklin Voluntary Fee Waiver”); and

WHEREAS, the Franklin Voluntary Fee Waiver may be modified or discontinued at any time by the Subadviser upon notice to the Adviser; and

WHEREAS, the Adviser has voluntarily agreed to further waive a portion of its Advisory Fee under the Advisory Agreement in order to pass the benefit of the Franklin Voluntary Fee Waiver onto the Portfolio in the amounts set forth herein.

NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

1.

The Adviser voluntarily agrees to waive its Advisory Fee under the Advisory Agreement with respect to the Portfolio so that the advisory fee payable by the Portfolio after taking into account the Contractual Advisory Fee Waiver is equal to 0.90% of the Portfolio’s average daily net assets on the first $200 million, 0.82% of the Portfolio’s average daily net assets on the next $300 million, and 0.80% of the Portfolio’s average daily net assets thereafter (the “Franklin Portfolio Waiver”).

2.

The Franklin Portfolio Waiver may be modified or discontinued at any time by the Adviser upon notice to the Trust. In addition, the Franklin Portfolio Waiver shall terminate automatically upon the termination of the Contractual Advisory Fee Waiver, the Franklin Voluntary Fee Waiver or upon termination of the Advisory Agreement with respect to the Portfolio.

3.	This Agreement shall be construed in accordance with the laws of the State of New York.

4.	This Agreement may be amended by mutual consent of the parties hereto in writing.

5.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or www.echosign.com, or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.

The Declaration of Trust establishing the Trust, dated as of September 11, 1992, as amended and restated as of April 27, 2022, a copy of which, together with all amendments thereto, is on file in the office of the Secretary of State of the Commonwealth of Massachusetts, provides that no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property for satisfaction of any obligation or claim or otherwise in connection with the affairs of the Trust, but the “Trust Property” only shall be liable.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

SUNAMERICA ASSET MANAGEMENT, LLC

By:	/s/ John T. Genoy
Name:	John T. Genoy
Title:	President

SUNAMERICA SERIES TRUST, on behalf of SA Franklin Small Company Value Portfolio, a series thereof

By:	/s/ Gregory R. Kingston
Name:	Gregory R. Kingston
Title:	Treasurer and Principal Financial Officer

[Signature Page to Advisory Fee Waiver Agreement – SA Franklin Small Company Value Portfolio]